QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

DIGITAL GENERATION SYSTEMS, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	Jurisdiction of Incorporation
StarGuide Digital Networks, Inc.	Nevada
Digital Generation Systems of New York, Inc.	New York
Starcom Mediatech, Inc.	Delaware
Musicam Express, L.L.C.	Delaware
Corporate Computer Systems, Inc.	Delaware
Corporate Computer Systems Consultants, Inc.	Delaware
DG Systems Acquisition Corporation d/b/a AGT Broadcast, Inc.	Delaware
DG Systems Acquisition II Corporation d/b/a SourceTV, Inc.	Delaware
Media DVX, Inc.	Delaware

QuickLinks

  EXHIBIT 21.1
DIGITAL GENERATION SYSTEMS, INC. AND SUBSIDIARIES